Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Xinyuan Real Estate Co., Ltd. for the registration of 1,516,882 of its common shares and to the incorporation by reference therein of our report dated March 31, 2010, with respect to the consolidated financial statements of Xinyuan Real Estate Co., Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2009, and our report dated March 31, 2010, with respect to the effectiveness of internal control over financial reporting of Xinyuan Real Estate Co., Ltd. included in its Amendment No. 1 to Annual Report (Form 20-F) for the year ended December 31, 2009, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming
Shanghai, People’s Republic of China

April 28, 2010